Exhibit 99.2

New BAC Project and Run-off of Other Expenses

Phase 1

Deposits/ Card / Home Loans / Global Tech and Ops / Support areas

Completed evaluation in Sept ‘11, implementation began in October ‘11 Goal of annual cost savings of $5B, about 18% of the total Phase 1 base Goal of full run-rate expected in 2014

Phase 2

Commercial Banking / GWIM / Global Corporate Banking / Global Markets / Support Areas

Beginning in October 2011 with implementation expected to begin Spring 2012 Lower headcount base in Phase 2 versus Phase 1 Phase 2 businesses generally operate at a lower efficiency rate

Sold/Liquidating Businesses

Legacy Asset Servicing / International Consumer Card / Balboa / Correspondent

As foreclosures decline, certain default servicing costs are expected to be lower over time As business exits are completed related costs are expected to decline

Other Expenses

Amortization / FDIC insurance /

Litigation settlements / Waivers and assessments / Merger charges

Merger charges expected to end in 2011

Representations and Warranties

Liability for Representations and Warranties ($MM)

	3Q10	4Q10	1Q11	2Q11	3Q11
Beginning Balance	$3,939	$4,402	$5,438	$6,220	$17,780
Additions for new sales	6	8	7	3	3
Provision	872	4,140	1,013	14,037	278
Charge-offs	(415)	(3,028)	(238)	(2,480)	(1,790)
Other	-	(84)	-	-	-
Ending Balance	$4,402	$5,438	$6,220	$17,780	$16,271

New Claim Trends ($MM)

	3Q10	4Q10	1Q11	2Q11	3Q11	Mix
Pre 2005	$147	$455	$130	$210	$95	*5%*
2005	589	957	409	431	668	*14%*
2006	1,442	2,105	1,584	763	925	*29%*
2007	1,664	1,775	2,253	1,746	1,493	*40%*
2008	320	351	483	389	451	*9%*
Post 2008	56	105	128	158	164	*3%*
New Claims	$4,218	$5,748	$4,987	$3,697	$3,796	
% GSEs	*82%*	*57%*	*88%*	*90%*	*87%*	
Rescinded claims	$1,531	$4,106	$934	$3,772	$1,454	
Approved repurchases	1,005	3,934	1,109	2,002	2,241	
Outstanding claims	12,948	10,687	13,564	11,580	11,672	
% GSEs	*53%*	*26%*	*39%*	*44%*	*40%*	

Outstanding Claims by Counterparty ($MM)

	3Q10	4Q10	1Q11	2Q11	3Q11
GSEs	$6,819	$2,821	$5,350	$5,081	$4,721
Monolines	4,238	4,678	4,979	3,052	3,058
Other	1,891	3,188	3,235	3,447	3,893
Total	$12,948	$10,687 [1]	$13,564 [1]	$11,580 [1]	$11,672 [1]

- Total representations and warranties provision for the quarter was $278MM compared to $14.0B in the prior quarter. The 3Q11 provision related primarily to the GSEs and is based upon results of our ongoing evaluation of the GSEs behavior, which is continually evolving
- Estimated range of possible loss related to non-GSE representations and warranties exposure could be up to $5B over existing accruals at Sept 30, 2011, unchanged from 2Q11. The company is not currently able to reasonably estimate the possible loss or range of possible loss with respect to GSE representations and warranties exposure over existing accruals at Sept 30, 2011
- Decrease in rescissions in 3Q11 was primarily due to the Assured settlement in 2Q11
- Increase in approvals in 2Q11 was due to an increase in throughput in processing GSEs claims as a result of staffing increases which continued in 3Q11
- Our repurchase experience with the GSEs continues to evolve and their repurchase requests and resolution processes has become increasingly inconsistent with our interpretation of our contractual obligations. We will continue to closely evaluate these changing behaviors and intend to repurchase loans to the extent required under the contracts and standards that govern our relationships with the GSEs

[1] Includes $1.7B in demands from private-label securitization investors who do not have the right to demand repurchase of loans directly. However, inclusion of these claims does not mean we believe that the claimant has satisfied the contractual thresholds to direct the securitization trustee to take action or that these claims are otherwise procedurally or substantively valid. A claimant has filed litigation against the company relating to certain of these claims. These claims related to loans underlying securitizations included in the settlement with Bank of New York Mellon, as trustee. If the settlement is approved by the court, these claims will be resolved by the settlement.

Representations and Warranties Exposure (2004-2008 vintages)

Representations and Warranties Exposure Status as of September 30, 2011 ($B)

Counterparty	(2004-2008) Originations: Original Balance	(2004-2008) Originations: Outstanding Balance	Have Paid	Reserves Established [1]	Commentary [2]
GSE - FHLMC (CFC)	$196	$93			FHLMC Agreement
GSE All Other	922	378			Reserves established, FNMA Pipeline Agreement
Second-lien monoline	81	15			Agreement with Assured and established reserves for exposure where we have experience and part of RPL
Whole loans sold	55	16			Reserves established
Private label (CFC issued)	409	163			Reserves established BONY agreement pending court approval
Private label (non CFC bank issued)	242	68			Reserves established
Private label (3rd party issued)	176	69			Included in non-GSE RPL
	$2,081	$802	$13	$16	

- Does not include litigation reserves established
- Estimated Range of Possible Loss (RPL) above accruals up to $5B for non-GSE exposures at September 30, 2011 [2]
- Exposures identified above relate to repurchase claims associated with purported representations and warranties breaches in RMBS matters. They do not include any exposures associated with related litigation matters, nor do they include any separate foreclosure costs and related costs and assessments, or any possible losses related to potential claims for breaches of performance of servicing obligations, potential securities law or fraud claims or potential indemnity or other claims against us, which could be material

[1] Reserves established and RPL are subject to adjustments in future periods based on a number of factors including ultimate resolution of the BNY Mellon Settlement, estimated repurchase rates, economic conditions, home prices, consumer and counterparty behavior, and a variety of judgmental factors. For more detail, please see our latest Form10-Q on file with the SEC.

[2] Please see our latest Form 10-Q on file with the SEC for a discussion of the estimated RPL.